CERTIFICATE OF AMENDMENT
                                    OF
                       CERTIFICATE OF INCORPORATION
                                    OF
                            KUHLMAN CORPORATION


     The undersigned, being the Chief Executive Officer of KUHLMAN CORPORATION, a Delaware corporation, acting pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST:  That Article Fourth of the Certificate of
Incorporation has been amended by deleting Paragraph (B) of Article Fourth as it now exists and inserting in lieu thereof a new
Paragraph (B) as follows:

          "(B) 20,000,000 shares of Common Stock of the par value of $1.00 per share (the "Common Stock")."

    SECOND:  That Article Fourth of the Certificate of
Incorporation has been amended by deleting Part II in its entirety and renumbering Part III and Part IV of Article Fourth as Part II and Part III, respectively.

    THIRD: That such amendments have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by resolutions of the Board of Directors and the Stockholders of the corporation.

    IN WITNESS WHEREOF, I have signed this Certificate this 31st day of May, 1995.


                                  -------------------------------
                                  Robert S. Jepson, Jr.,
                                  Chief Executive Officer